Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-236197 and Form S-3, No. 333-251075) of Broadmark Realty Capital Inc. (the “Company” or “Successor”) as of December 31, 2020 and 2019, and for the year ended December 31, 2020 and the period from November 15, 2019 to December 31, 2019 and the financial statements of the former Broadmark Entities (collectively, the “Predecessor”) for the period from January 1, 2019 to November 14, 2019 and the year ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2020, appearing in this Annual Report on Form 10-K of Broadmark Realty Capital Inc. for the year ended December 31, 2020.

/s/ Moss Adams LLP

Everett, Washington
March 1, 2021